Exhibit A

Mutual Fund Series Trust

Class T Master Distribution Plan

The Class T Master Distribution Plan has been adopted with respect to the following Funds:

AlphaCentric Asset Rotation Fund
AlphaCentric Income Opportunities Fund
AlphaCentric Bond Rotation Fund
AlphaCentric Hedged Market Opportunity Fund AlphaCentric Global Innovations Fund AlphaCentric Small Cap Opportunities Fund
Catalyst Systematic Alpha Fund
Catalyst/Millburn Hedge Strategy Fund
Catalyst Hedged Commodity Strategy Fund
Catalyst Hedged Futures Strategy Fund
Catalyst Insider Buying Fund
Catalyst Insider Income Fund
Catalyst Insider Long/Short Fund
Catalyst Macro Strategy Fund
Catalyst MLP & Infrastructure Fund
Catalyst Small-Cap Insider Buying Fund
Catalyst IPOx Allocation Fund
Catalyst Time Value Trading Fund
Catalyst Dynamic Alpha Fund
Catalyst/CP World Equity Fund*
Catalyst/CP Focus Large Cap Fund *
Catalyst/CP Focus Mid Cap Fund*
Catalyst Buyback Strategies Fund
Catalyst/Groesbeck Growth of Income Fund
Catalyst/Lyons Tactical Allocation Fund
Catalyst/Exceed Defined Risk Fund
Catalyst/Exceed Defined Shield Fund
Catalyst/MAP Global Equity Fund
Catalyst/MAP Global Balanced Fund
Catalyst/SMH High Income Fund
Catalyst/SMH Total Return Income Fund
Catalyst/Stone Beach Income Opportunity Fund
Catalyst Floating Rate Income Fund
Catalyst/Princeton Credit Opportunity Fund*
Catalyst Multi-Strategy Fund
Catalyst/ReSolve Adaptive Asset Allocation Strategy Fund
Day Hagan Tactical Allocation Fund

Day Hagan Tactical Dividend Fund
Day Hagan Hedged Strategy Fund
Eventide Gilead Fund
Eventide Healthcare and Life Sciences Fund
Eventide Multi-Asset Income Fund
Eventide Global Dividend Opportunities Fund
Eventide Limited-Term Bond Fund

MUTUAL FUND SERIES TRUST

Dated as of May 14, 2018                                            By: _/s/ Jerry Szilagyi______

Jerry Szilagyi, Trustee